Exhibit 23.4

[Goodman & Company Letterhead]

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fulton Financial Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Fulton Financial Corporation of our report dated May 17, 2006 relating to the statements of net assets available for benefits of Resource Bank Stock and 401(k) Savings Plan as of December 31, 2005 and 2004, and the related statement of changes in net assets available for benefits and supplemental schedules for the year ended December 31, 2005.

/s/ Goodman & Company LLP

Virginia Beach, Virginia

July 17, 2006